EXHIBIT 99.1


News Release                     [GRAPHIC OMITTED]


                               FOR FURTHER INFORMATION:
                               Media Relations:            Investor Relations:
                               Jim Vitak                   Daragh Porter
                               (614) 790-3715              (859) 815-3825
                               jevitak@ashland.com         dlporter@ashland.com

                               FOR IMMEDIATE RELEASE
                              January 6, 2006



ASHLAND INC. EXPECTS STRONG RESULTS FOR FISCAL FIRST QUARTER

COVINGTON, Ky. -- Ashland Inc. (NYSE:ASH) announced today that earnings for its fiscal first quarter, ended Dec. 31, 2005, are expected to be higher than analyst estimates, which currently range from $0.41 to $0.71 per share. Strong performances by the Ashland Paving And Construction, Inc.
(APAC), Ashland Distribution and Ashland Specialty Chemical businesses are expected to drive the quarter's results.
         In Ashland's Transportation Construction Sector, APAC is expected to report much stronger earnings as a result of improved profit margins, in spite of losses on hedges of diesel fuel purchases. In addition, APAC is expected to record a gain of $10 million on the transfer of a shop/office facility that was subject to eminent domain.
         In the Chemical Sector, Ashland Distribution and Ashland Specialty Chemical continue to report excellent profit growth, which will more than offset a very weak performance from Valvoline.
         Beginning with the December quarter, Ashland will allocate substantially all corporate expenses to Ashland's four operating divisions, with the exception of certain legacy costs or items clearly not associated with the operating divisions. Results for previously reported periods will be reclassified to conform with the new allocation methodology.
         Ashland will report preliminary results for its fiscal first quarter at 8 a.m., EST, on Jan. 25 and will follow with a conference call and webcast at 10 a.m., EST.
         Ashland   Inc.   (NYSE:   ASH)  is  a  Fortune  500  chemical  and
transportation construction company providing products, services and customer solutions throughout the world. To learn more about Ashland, visit www.ashland.com.

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Ashland Inc. o Covington, Ky. o 41012-0391 o (859)-3333 o www.ashland.com

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Ashland Inc. expects strong results for fiscal first quarter, pg. 2




FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to Ashland's operating performance. These estimates are based upon a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, weather, operating efficiencies and economic conditions, such as prices, supply and demand, cost of raw materials, and legal proceedings and claims (including environmental and asbestos matters). Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Other factors and risks affecting Ashland are contained in Ashland's Form 10-K for the fiscal year ended Sept. 30, 2005. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.